                                                                    Exhibit 99.1

Contact:  Marianne R. O'Connor
          Treasurer & Chief Financial Officer
          315-252-9521


            Iroquois Bancorp Announces Intent to Repurchase Shares

          AUBURN, N.Y. -- Oct. 28, 1999 -- Iroquois Bancorp, Inc. (Nasdaq: IROQ) today announced that it intends to repurchase up to 5% of its outstanding common shares as part of its strategy to increase shareholder value through effective capital management.

          The Board of Directors today approved the plan, which may begin as early as next month. The purchases will be subject to market conditions and are expected to be completed within the next 12 months. The buyback represents approximately 120,000 of the 2,426,880 shares of common stock the Company currently has outstanding.

     Richard D. Callahan, President and Chief Executive Officer of Iroquois Bancorp, noted that the decision to initiate a repurchase plan is consistent with the current stock valuation environment within the community banking industry, but is particularly appropriate for Iroquois at this time.

          "We have continued to perform steadily and reduce costs, particularly in the area of nonperforming loans," Callahan said. "Nonetheless, we have seen our price-to-earnings and price-to-book value ratios remain at a significant discount to those of other full-service community banks throughout this period. We believe Iroquois' valuation discrepancy will eventually be corrected, and hope that an investment in the form of a stock repurchase sends a message to both current and potential shareholders that we believe strongly in our future."

          Iroquois Bancorp, Inc. is a bank holding company for Cayuga Bank of Auburn, N.Y. and The Homestead Savings (FA) of Utica, NY. Through its two subsidiaries, Iroquois offers community banking services at eleven full-service banking offices in central New York.

FORWARD LOOKING STATEMENTS

This press release contains "forward looking statements" within the meaning of the Private Securities Litigation reform act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in interest rates and the cost of funds, competitor responses to the Company's products and services, the overall market acceptance of such products and services and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission.